Exhibit 10.2

                            Production Agreement
                 For The Processing of Branded Milk Products

      1. Introduction. This Agreement is made this 15th day of September 2005, by and between

            A. Bravo! Foods International Corp. (Bravo!)
               11300 U.S. Highway 1, Suite 202
               North Palm Beach, Florida 33408
               Registered in the State of Delaware No. 2619440
               Vice President, General Counsel, Corporate Secretary:
                Roy D. Toulan, Jr.

            B. Oman National Dairy Products Co.Ltd. (S.A.O.G)
               P.O.Box 610, Ruwi, Postal Code 112, Sultanate of Oman
               Tel: (968) 591125, Fax : (968) 592147 / 590129
               General Manger: Ram N Ramachandran

      2. Considerations. The parties in entering into this Agreement have duly considered the following facts and events:

      2.1 By a Licensing Agreement with Marvel Enterprises, Inc. (Marvel Comics), dated, September 1, 2005 (the "Marvel License"), Bravo! has the licensed rights to utilize certain property of Marvel Comics, consisting of the fictional cartoon characters, including the names of such characters and all artwork associated with such characters (the Marvel Licensed Property), and other licensed property which Bravo! and Oman National Dairy Products Co. Ltd. from time to time may agree to incorporate into this Agreement, as set forth and amended in
            Schedule 2.1 attached to this Agreement.

      2.2 Bravo! has obtained registered trademarks for Slammers(r) Fortified Reduced Fat Milk, and Slim Slammers(r) Low Fat Milk including all associated artwork (the Bravo! Licensed
            Property).

      Bravo! has the rights to utilize the Marvel Licensed Property and the Bravo! Licensed Property in connection with the advertising and promotion, manufacture, distribution and sale of milk products, including novelty frozen milk products (collectively, the Branded Milk Products).

      2.3 Bravo! has developed ingredient formulas for flavored milks (Flavor Ingredients) for use in conjunction with the production of Branded Milk Products.

      2.4 Bravo! has designed a program to assist Oman National Dairy Products Co. Ltd. in the processing and sale of the Branded Milk Products including promotional, marketing, product development and design support for advertising and promotion.


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      2.5   Oman National Dairy Products Co. Ltd.is desirous of
            participating in the promotion, processing, manufacture, distribution and sale of the Branded Milk Products and other branded food products within Oman National Dairy Products Co. Ltd.network area of processing and distribution (Territory), pursuant to the terms and conditions of this Agreement.

      2.6 Definitions. As used in this Agreement, the listed terms have the following meanings:

            2.6.1 "Approved Suppliers" means a supplier of Flavor Ingredients or packaging for the Branded Milk Product that is approved in writing by Bravo!, which approval shall not be unreasonably withheld.

            2.6.2 "Branded Milk Products" means the milk products for which Bravo! has the licensed rights to utilize Licensed Property in connection with the advertising and promotion, manufacture, distribution and sale thereof.

            2.6.3 "Flavor Ingredients" means ingredient formulas and actual flavors for flavored milks for use in conjunction with the processing of Branded Milk Products, which have been developed by Bravo! in conjunction with Oman National Dairy Products Co. Ltd. for use with the Marvel Licensed Property and Bravo! Licensed Property. The parties agree and acknowledge that the Flavor Ingredients will be formulated to meet the flavor profiles appropriate for local taste preferences.

            2.6.4  "Initial Term" means the following:

                  2.6.4.1 A term on two (2) years with respect to the
                          Bravo! Licensed Property and any Other Licensed Property that is not dependent upon the Marvel License

                  2.6.4.2 a term coterminous with the initial term of the
                          Marvel License, which expires March 31, 2007, with respect to the Marvel Licensed Property and any Other Licensed Property that is dependent upon the Marvel License

            2.6.5 "Kit" or "Kits" means the basic quantity of Flavor Ingredients for a specified flavor plus the Production Rights as granted herein. The compensation paid to Bravo! for the grant of the Production Rights under this Agreement shall be paid by Oman National Dairy Products Co. Ltd. purchase of Kits from Bravo!. The charge for each Kit shall be for specified Flavor Ingredients and for the grant of Production Rights, as set forth in and as governed by Section 3.9 herein.

            2.6.6 "Marvel Licensed Property" refers to the fictional cartoon characters of Marvel Comics and other properties that may be added from time to time to Schedule 2.1, including the names of such characters and all artwork associated with such characters. The Marvel License requires either multiple characters on packaging or at least four separate packages (flavors) each bearing a different Marvel character.

            2.6.7 "Other Branded Food Products" and "Other Licensed Property" shall mean food products other than Banded Milk Products that in the future may be included within the Marvel Licensed Property and the Bravo! Licensed Property.

            2.6.8 "Production Rights" means the right to process, manufacture, promote, distribute, sell and otherwise market the Branded Milk Products in the Territory.

            2.6.9 "Territory" means Oman National Dairy Products Co. Ltd. areas of processing and distribution as governed in
                   Schedule 2.7.9 attached to this Agreement.

      3. Basic Agreement. In consideration of the mutual promises contained in this Agreement, the parties agree to the following:

      3.1 Grant of Rights. Bravo! hereby grants to Oman National Dairy Products Co. Ltd. the right to process, promote, distribute, sell and otherwise market the Branded Milk Products (Production Rights) in the Territory, as set forth in Schedule 2.7.9. The grant of Production Rights provided herein does not constitute a license, sublicense or assignment of any license or intellectual property to Oman National Dairy Products Co. Ltd.. Oman National Dairy Products Co. Ltd. shall be a co-packer/supplier of the branded Milk Products. The parties to this Agreement, from time to time, may agree to the grant of Production Rights to Oman National Dairy Products Co. Ltd.for Other Branded Food Products, as set forth and subject to the terms and conditions contained in Schedule 3.1, attached to this Agreement.

      3.2   Limitation of Grant. Subject to the provisions of Schedule
            2.7.9 and Schedule 3.1, this Agreement and the rights granted hereunder apply solely to the Branded Milk Products and nothing contained in this Agreement precludes or limits in any way the right of Oman National Dairy Products Co. Ltd.or Bravo! to process, promote, distribute, sell and otherwise market, either directly or indirectly, any of its other non-dairy products or services, even though such other products may be functionally similar and utilize components common to the Branded Milk Products.

      3.3 Term of Agreement. This Agreement shall be effective as of the date first set forth above and, unless otherwise terminated in accordance with the provisions hereof, and shall remain in effect for a term or two years with respect to the Bravo! Licensed Property, and otherwise coterminous with the Marvel License , the initial term of which expires March 31, 2007 This Agreement may be renewed at the end of the Initial Term or any extension by mutual agreement of the parties for a like term only if Oman National Dairy Products Co. Ltd. is not in default of any if its obligations under this Agreement. The renewal of this Production Agreement with respect to the Marvel Licensed Property shall be for a term coterminous with the renewal term of the Bravo! - Marvel Comics License Agreement.

      3.4 Processor's Obligations. Oman National Dairy Products Co. Ltd. shall use reasonable commercial best efforts to actively promote the marketing, sale and distribution of the Branded Milk Products within the Territory. Without in any way limiting the generality of the foregoing, Oman National Dairy Products Co. Ltd. shall:

            3.4.1 Process, distribute and sell the Branded Milk Products in a manner consistent with the highest industry standards and procedures to insure the production, distribution and sale of Branded Milk Products of the consistently highest quality.

            3.4.2 Use reasonable commercial best efforts to promote sales of the Branded Milk Products in the Territory.

            3.4.3 Oman National Dairy Products Co. Ltd. may request the cooperation of Bravo! with respect to specific promotions, which cooperation shall be pursuant to a future agreement between the parties to this Agreement.

            3.4.5 Purchase and maintain the minimum inventory of Flavor Ingredients, necessary to process the Branded Milk Products, and approved packaging, as set forth in
                   Schedule 3.4.5 of this Agreement.

            3.4.6 Purchase all its requirements for Flavor Ingredients from Bravo! and Packaging Supplies from suppliers approved by Bravo! (Approved Suppliers). Such approvals shall be in writing by Bravo!. Oman National Dairy Products Co. Ltd. may change suppliers with the written approval of the parties. Nothing in this Agreement waives Oman National Dairy Products Co. Ltd. right to return non-conforming Flavor Ingredients directly to an Approved Supplier.

            3.4.7 Use advertising, promotional materials, media releases, marketing materials and product packaging for the Branded Milk Products approved in writing by Bravo! and Marvel Comics.

            3.4.8 Undertake approved appropriate promotional and advertising campaigns at Oman National Dairy Products Co. Ltd. expense and at its discretion to stimulate sales of the Branded Milk Products within the Territory, using materials developed in cooperation with Bravo!.

            3.4.9 Not engage in the sale, distribution, or processing of other branded flavored milk products within the Territory, during the Initial Term, which are competitive with the Branded Milk Products or Other Branded Food Products, without the written approval of Bravo!, which consents will not be withheld unless such activity would, in the reasonable judgment of Bravo!, prevent Oman National Dairy Products Co. Ltd. fulfilling its obligations under this Agreement. Nothing in this Section
                   3.4.9 shall be


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                   deemed to prohibit Oman National Dairy Products Co. Ltd.
                   from processing, marketing, distributing or selling its competing branded products that are currently sold in the Territory. Should Oman National Dairy Products Co. Ltd. violate the terms of this Section 3.4.9, the grant of Production Rights herein shall not be exclusive.

            3.4.10 Use its best reasonable efforts to protect patents, trademarks, copyrights and proprietary rights of the owners in and to the Marvel Licensed Property and Bravo! Licensed Property; Oman National Dairy Products Co. Ltd. shall promptly report any infringements of which Oman National Dairy Products Co. Ltd. becomes aware and shall cooperate with Bravo! in its efforts to protect its intellectual property rights.

            3.4.11 Submit reports to Bravo! as follows:

                   (a) at least thirty (30) days prior to the start of each calendar quarter, a forecasted schedule of Flavored Ingredients to be delivered for the next calendar quarter.

                   (b) on a monthly basis, such other reports regarding matters limited to the purposes of this Agreement, including sales reports for the Branded Milk Products, and payable and purchasing history reports for Flavor Ingredients and packaging supplies.

            3.4.12 Promptly pay invoices for Kits submitted to it by Bravo!
                   as provided in Section 3.6.2 herein.

      3.5 Processor's Expenses. Unless otherwise agreed in writing, no compensation or other expenses shall be paid by Bravo! to Oman National Dairy Products Co. Ltd for the performance of the duties set forth in this Production Agreement. Oman National Dairy Products Co. Ltd. sole compensation will arise from the sale of the Branded Milk Products.

      3.6 Ordering Procedures. During the term of this Agreement, Oman National Dairy Products Co. Ltd. shall order Kits only pursuant to the procedures set forth in this section.

            3.6.1 Oman National Dairy Products Co. Ltd. shall not place a purchase order for Flavor Ingredients directly with an Approved Supplier of such goods.

            3.6.2 To order Kits including Flavor Ingredients, Oman National Dairy Products Co. Ltd. shall follow the procedures set forth in Schedule 3.6.2 attached to this Agreement.

      3.7 Obligations of Bravo!. During the term of this Agreement, Bravo! shall have the following obligations:

            3.7.1 Assist Oman National Dairy Products Co. Ltd. in product development, new product line extension and secure all appropriate approvals from

                   Marvel Comics, as well as responsibility for packaging design and development and Marvel Comics' approvals for such packaging design.

            3.7.2 Payment of all guaranteed fees and royalties pursuant to the Marvel License.

            3.7.3 Provide marketing support for advertising by Oman National Dairy Products Co. Ltd., within the guidelines set forth in this Section 3.7.3. Where appropriate and based upon the written agreement of the parties, Bravo! shall assist in the creative aspects of the development and production of advertising and promotion concepts. Oman National Dairy Products Co. Ltd. shall be responsible for the development and media costs of such advertising and promotions.

            3.7.4 Where appropriate and upon the written agreement of the parties to this Agreement, Bravo! shall assist Oman National Dairy Products Co. Ltd. in the development of marketing support programs to help increase sales and profits for the Branded Milk Products and Other Branded Food Products, including co-op marketing programs.

      3.8 Orders and Minimum Inventory. Upon execution of this Agreement, Oman National Dairy Products Co. Ltd. shall have the following obligations concerning orders and inventory:

            3.8.1 Oman National Dairy Products Co. Ltd. shall purchase approved packaging and Kits used to process the Branded Products and Other Branded Food Products in amounts not less than those set forth in Schedule 3.4.5 attached to this Agreement, as provided in Schedule 3.4.5 attached to this Agreement.

            3.8.2 Oman National Dairy Products Co. Ltd. shall order Kits in accordance with the procedures established by and between Oman National Dairy Products Co. Ltd. and Bravo! as set forth in Section 3.6 of this Agreement.

            3.8.3 Flavor Ingredients and packaging supplies shall be shipped to Oman National Dairy Products Co. Ltd. without any risk of loss to Bravo!. All freight, insurance, duty and value added, sales, use and excise taxes applicable to or levied on the sale of such Flavor Ingredients and packaging supplies shall be paid by Oman National Dairy Products Co. Ltd. in addition to the current prices for such Flavor Ingredients and supplies. The parties agree and acknowledge that, unless it is commercially unreasonable to do so, or unless otherwise agreed to by the parties, the Flavor Ingredients and supplies shall be sourced FOB from facilities of Approved Suppliers that are closest to Oman National Dairy Products Co. Ltd.

      3.9 Prices and Payment. Oman National Dairy Products Co. Ltd. shall be charged an invoice amount by Bravo! for Kits and Oman National Dairy Products Co. Ltd. shall pay such invoice(s) in accordance with the following:

            3.9.1 Such invoiced amounts shall be based upon and consist of the following components: (a) a fee for Flavor
                   Ingredients and (b) a fee for Production Rights.

            3.9.2 The pricing reflected in such invoices shall be in accordance with the matters set forth in Schedule 3.9.2, attached to this Agreement.

            3.9.3 Payment of invoices by Oman National Dairy Products Co. Ltd. shall be in accordance with the procedures set forth in Schedule 3.6.2 attached to this Agreement.

      4. Other Material Provisions. In addition to the foregoing, the parties for good and valuable consideration agree as follows:

      4.1 Insurance: During the term of this Agreement, Oman National Dairy Products Co. Ltd. shall obtain and maintain, at its own expense, adequate product liability insurance with limits of $2,000,000 for each occurrence. Upon written request, Oman National Dairy Products Co. Ltd. shall produce to Bravo! a fully paid policy or certificate of insurance evidencing the insurance coverage stipulated in this Section. Oman National Dairy Products Co. Ltd. shall use its best efforts to increase the coverage stipulated herein to $3,000,000 as soon as possible but in no event later than January 1, 2006.

      4.2   Indemnification.

            4.2.1 Except with respect to claims arising by reason of defective Flavor Ingredients, Oman National Dairy Products Co. Ltd. shall, at its expense, defend any claim, action or proceeding instituted against Bravo! and Marvel Comics for any injury or damage to consumers of the Branded Milk Products. Oman National Dairy Products Co. Ltd. shall hold harmless Marvel Comics and Bravo! with respect to such injury or damage to such consumers arising out of or as a result of the processing, distribution or sale of the Branded Milk Products and Other Branded Food Products by Oman National Dairy Products Co. Ltd., Such indemnification shall include, but not be limited to, monetary damages and costs awarded by final judgment in such claim, action or proceeding, as well as attorneys fees.

            4.2.2 Bravo! shall, at its expense, defend any claim, action or proceeding instituted against Oman National Dairy Products Co. Ltd. and hold Oman National Dairy Products Co. Ltd. harmless for any injury or damage to Oman National Dairy Products Co. Ltd. arising out of or as a result of Oman National Dairy Products Co. Ltd. use of the Marvel Licensed Property or the Bravo! Licensed Property in accordance with and pursuant to the terms and conditions of this Agreement.

            4.2.3 Bravo! shall, at its expense, replace any defective Flavor Ingredients that are not replaced by the Approved Supplier, where the defect is the responsibility of such Approved Supplier.

      4.3   Name and Trademarks.

            4.3.1 All trademarks, trade names, and copyrights granted or applied for in connection with the Marvel Licensed Property or the Bravo! Licensed Property and related documents are and shall remain the sole property of Bravo! or Marvel Comics, as appropriate. Oman National Dairy Products Co. Ltd. will not by its operations hereunder acquire any right, title or interest thereto. Oman National Dairy Products Co. Ltd. shall not alter or remove any trade name, trademark or other identification marks, symbols or labels, nor change or alter approved artwork for packaging, promotional materials or advertising in connection with the Branded Milk Products, without the written consent of Bravo!.

            4.3.2 Use of any of the Marvel Licensed Property or the Bravo! Licensed Property on any sales promotion, advertising, stationery or other media produced by or for Oman National Dairy Products Co. Ltd. may be done only with the express written consent of Bravo!. Any actions or representations made by Oman National Dairy Products Co. Ltd. not expressly contained in this Agreement or in published or written information provided by Marvel Comics or Bravo! are made at Oman National Dairy Products Co. Ltd. risk and shall constitute a material default of this Agreement.

            4.3.3 Oman National Dairy Products Co. Ltd. shall have the right to place its logo, and the logo of a regional subsidiary where appropriate, on the Branded Milk Products or Other Branded Foods Products. The size and location of such logo shall be subject to the written approval of Bravo!, which approval shall not be unreasonably withheld.

            4.3.4 Oman National Dairy Products Co. Ltd. shall incorporate the following information on all labels and promotional materials used in connection with the Branded Milk Products and Other Branded Food Products:

                         "Manufactured under a production agreement with Bravo! Brands International Ltd.
                         www.bravobrands.com"

      4.4 Early Termination of This Agreement. The following terms and conditions shall control the circumstances under which this Agreement may be terminated before the end of the term hereof.

            4.4.1 If either Party to this Agreement shall breach its obligations to perform its duties under this Agreement or any Party to this Agreement shall be in material default of any of the terms and conditions of this Agreement, the party not in default may terminate this Agreement by sending written notice to such effect to the defaulting party, at least thirty (30) days prior to the effective date thereof. Such termination shall be effective on the date set forth in the notice, unless such defaulting party cures such default or breach within such thirty (30) day period. Such right of termination shall be in addition to and shall not prejudice any other rights or claims that the nondefaulting party may have against the defaulting party either at law or in equity.

            4.4.2 In the event of the insolvency, bankruptcy or inability to pay debts as and when due, or an assignment by any party to this Agreement for benefit of creditors, or the appointment of a receiver for all or a substantial part of its business or property, or an attachment of any of its assets lasting more than thirty (30) days, the non-event party may, at its option, at any time after the occurrence of such an event, immediately terminate this Agreement by mailing written notice to the other party that it elects to do so.

            4.4.3 In the event that Marvel Comics terminates the Marvel License and the Marvel License is not reinstated within ninety (90) days, this Agreement shall be void at the option of Oman National Dairy Products Co. Ltd. and, except as to the consequences of termination set forth herein, shall have no further binding effect.

            4.4.4 Oman National Dairy Products Co. Ltd. has and will continue to operate within the laws governing the country.

            4.4.5 In the event that Oman National Dairy Products Co. Ltd. is unable to sell, despite reasonable commercial efforts, sufficient Branded Milk Products over the initial six (6) months of the Initial Term to utilize at least 70% of the minimum ordered Flavor Ingredients for that period, and 100% of the minimum ordered Flavor Ingredients for next six (6) month period, Bravo! shall have the option of terminating this Agreement upon four
                   (4) months written notice.

      4.5 Consequences of Termination. Upon the termination of this Agreement pursuant to Section 4.4 of this Agreement, the respective parties shall have the following rights and obligations:

            4.5.1 Oman National Dairy Products Co. Ltd. shall return to Bravo!, at Oman National Dairy Products Co. Ltd. expense, all furnished proprietary, confidential or material containing the Licensed Property for which Oman National Dairy Products Co. Ltd. has not incurred a purchase expense.

            4.5.2 The parties shall not by reason of the termination of this Agreement, for any reason whatsoever, be liable to each other for compensation, reimbursement or damages on account of present or prospective loss of profits on sales, goodwill, creation of clientele, salaries, expenditures, investments or commitments made in connection herewith.

            4.5.3 The provisions of this Section in no way will prohibit or relieve Oman National Dairy Products Co. Ltd. from continuing other business after the termination of this Agreement or to continue to support any of Oman National Dairy Products Co. Ltd. commitments and/or obligations.

      4.6 Processor as an Independent Contractor. Oman National Dairy Products Co. Ltd. shall be deemed an independent contractor hereunder and, as such, Oman National Dairy Products Co. Ltd. shall not be nor hold itself out as an employee or agent to or representative of Bravo! or Marvel Comics. Oman National Dairy Products Co. Ltd. acknowledges that it does not have any authority to act for or in the name of Bravo! or Marvel Comics or to commit Bravo! or Marvel Comics in any manner whatsoever. Oman National Dairy Products Co. Ltd. indemnifies and holds harmless Bravo! and Marvel Comics for any damage or expenses arising from acts of Oman National Dairy Products Co. Ltd. in contravention to this Section.

      4.7 Nonassignability. Neither this Agreement nor any rights or obligations hereunder shall be assignable or transferable, in whole or in part, by operation of law or otherwise without the prior written consent of the other party, except that Bravo! may assign this Agreement without Oman National Dairy Products Co. Ltd. consent to a parent, to a wholly owned subsidiary or in connection with a transfer of all or substantially all its assets. Further, except as provided in Schedule 4.7 attached to this Agreement, Oman National Dairy Products Co. Ltd. shall not, without the prior written consent of Bravo! (which consent shall not be unreasonably withheld), enter into any agency agreement, co-pack or other or arrangement with respect to the processing, marketing, distribution or sale of the Branded Milk Products under this Agreement with non subsidiaries or non affiliates. Subject to the above, this Agreement shall be binding upon and shall inure to the benefit of the successors and assigns of the respective parties hereto.

      4.8 Notices. Unless otherwise specified in this Agreement, all notices required hereunder shall be in writing and shall be dispatched by prepaid first class mail, commercial telegraph or commercial international expedited delivery service to the addresses of the respective parties first set forth in this Agreement, or by verified facsimile or E-mail transmission, if such number or address has been provided in accordance with this Section. Any notice so given shall be deemed duly delivered (i) if by mail, seven days after mailing (except in the event of the inability of the postal service to deliver mail on a national basis), (ii) if by telegraph, facsimile or E-mail, upon transmission (iii) if by delivery service, upon delivery. The parties hereto may change its address for the purposes of this Agreement by giving the other party written notice.

      4.9 Force Majeure. In the event of fire, earthquake, explosion, strikes, war, act of any government agency, material or labor shortage, transportation contingency, act of God or any other causes beyond the control of Bravo!, or Force Majeure, Bravo! shall not be liable for any default in the performance of this Agreement arising therefrom and Oman National Dairy Products Co. Ltd. is bound to accept the delayed shipment or delivery made within a reasonable time. The same causes shall be sufficient excuse for the failure of Oman National Dairy Products Co. Ltd. to take and pay for the Flavor Ingredients ordered under this Agreement, except such as are in transit or have been received by Oman National Dairy Products Co. Ltd., until such contingencies are removed. In the event such conditions cannot be corrected by the party affected within thirty (30) days from the date of the occurrence of the condition, then the other party has the option to terminate this Agreement. The party claiming relief shall immediately notify the other parties in reasonable detail and estimate the interval necessary to correct such condition.

      4.10  Enforceability/Governing Law.

            4.10.1 If any provision or any portion of any provision of this
                   Agreement shall be held invalid, illegal or unenforceable under either the laws of the United States or the country in which Oman National Dairy Products Co. Ltd. facilities are located, the remainder of this Agreement shall remain valid and enforceable. Any waiver by any party of any provision or breach of any provision of this Agreement must be in writing. The failure of any party to enforce at any time any provision hereof shall not be construed to be a waiver of the right to enforce such provision or of the provision itself.

            4.10.2 If any party deems it necessary to bring suit or retain an attorney to enforce its rights under this Agreement, the prevailing party in such dispute shall be entitled to recover from the other party, in addition to any judgment or award, reasonable attorneys' fees and court costs related to such dispute.

            4.10.3 This Agreement shall be construed in accordance with the laws of the United States (Delaware), and the parties agree to resolve any disputes derived from the interpretation, execution or enforcement of this Agreement by means of Arbitration in accordance with the International Arbitration Rules of the American Arbitration Association.

      4.11 Entire Agreement. This Agreement contains the entire understanding between and among the parties hereto with respect to the subject matter hereof and supersedes any and all prior contracts, correspondence and discussions. This Agreement can be altered, amended or varied only by a written document signed by responsible officers of each party.

      4.12 Preeminence of Licensing Agreement. In the event of any conflict between a provision of this Agreement and the Marvel License with respect to the Marvel Licensed Property and the Branded Milk Products, the Marvel License shall control. Oman National Dairy Products Co. Ltd. acknowledges that it has reviewed the Marvel License and agrees to be bound by the terms and conditions thereof with respect to Oman National Dairy Products Co. Ltd. participation in the production, manufacture, promotion, distribution and sale of the Branded Milk Products, which incorporate the Marvel Licensed Property. Oman National Dairy Products Co. Ltd. agrees to execute a document that may be reasonably requested to effect the provisions of this Section.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                       Bravo! Foods International Corp.


                                       By  /s/
                                           ________________________________
                                           Roy D. Toulan, Jr.
                                           Vice President, General Counsel


COMMONWEALTH OF MASSACHUSETTS
COUNTY OF ESSEX

On this 15th day of September 2005, before me, the undersigned officer, personally appeared Roy D. Toulan, Jr. known personally to me and acknowledged that he is the Vice President, General Counsel of the above named corporation, and that he, as such officer, being authorized so to do, executed the foregoing instrument for the purposes therein contained, by signing on behalf of the named as such officer.

      IN WITNESS WHEREOF I have hereunto set my hand and official seal.


                                       /s/
                                           ________________________________
                                           Notary Public
(Notary Seal)                              My Commission Expires:__________


                                       Oman National Dairy Products Co. Ltd.


                                       By  /s/
                                           ________________________________
                                           General Manger: Ram N Ramachandran

                                                               Schedule 2.1

                              Licensed Property

The following characters as they appear in Marvel's comic book publications sold at retail (excluding characters and/or the portrayal of characters in comics based upon motion picture, television or home video versions) ("Marvel Classic Characters") limited to:

Marvel Heroes Classic Characters: Classic Marvel artwork for the co-mingled character program known as Marvel Heroes and taken only and exclusively from the dedicated Marvel Heroes Style Guide, as in effect from time to time during the Term of the Agreement, featuring the character families of Spider Man, X-Men, Hulk, Fantastic Four, Silver Surfer, Captain America, Thor, Iron Man, Daredevil, Namor, Dr. Strange and Nick Fury as well as other character as may be added to this program and featured in its style guide from time to time. Marvel Heroes is specifically a co-mingled character program meaning that all Marvel Heroes licenses shall feature multiple characters in either of the two following ways: a) not less than three equally represented characters on a single SKU (for example a bed duvet, T-shirt or play-tent) or, subject to Marvel approval in writing on a case-by-case basis, b) not less than four characters, one character per SKU, equally represented on a repeat purchase collectible SKU line (for example ballpoint pens, lollipops) whereby the product line is conceived, branded, marketed, packaged and merchandised as a collectible multiple character product line at all times.


                          Bravo! Licensed Property


     Slammers(R) including all associated artwork, logo and trade dress

                                                             Schedule 2.7.9

                                  Territory

The Territory shall consist of the following:

      Saudi Arabia, Kuwait; Bahrain; Qatar; Oman; United Arab Emirates; Lebanon; Egypt; Jordan, Yemen,

      Oman National Dairy Products Co. Ltd. shall have processing (manufacturing) rights in the Territory for the Branded Milk Products and Other Branded Food Products. So long as Oman National Dairy Products Co. Ltd is not in default of any material provision of this Agreement, no other processor shall be granted production rights for the Branded Milk Products in Territory without the written approval of Oman National Dairy Products Co. Ltd.

                                                               Schedule 3.1

                         Other Branded Food Products

      The parties to this Agreement recognize that, from time to time, either party may desire to introduce a non Branded Milk Product into the Territory utilizing the Marvel Licensed Property and/or the Bravo! Licensed Property ("Other Branded Food Products"). The introduction of such Other Branded Food Products shall be allowed only upon the agreement of the parties.

      A party desiring to add Other Branded Food Product to this Agreement for dale and distribution in the Territory shall first submit a written proposal to the other party giving sufficient information concerning the proposed Other Branded Food Products and the market to be addressed to enable the receiving party to make an informed decision concerning the addition of such product to this Agreement. An agreement of the parties concerning the addition of Other Branded Food Products to this Agreement shall be in writing.

      Any agreement of the parties to introduce Other Branded Food Products in the Territory that utilize Marvel Licensed Property shall be subject to approval by Marvel Comics, and the appropriate amendment of the Marvel License to add such Other Branded Food Products as "Licensed Articles" under the Marvel License.

      If Oman National Dairy Products Co. Ltd. does not desire to introduce such Other Branded Food Products suggested by Bravo!, then Bravo! shall be free to seek other producers of the suggested Other Branded Food Products for sale and distribution within the Territory.

                                                             Schedule 3.4.5

                              Initial Order And
                          Minimum Order Requirement

      Oman National Dairy Products Co.Ltd. shall submit an initial order for 2,100Kg Kits contemporaneous with the execution of this Agreement (the "Initial Order"). Oman National Dairy Products Co.Ltd. Shall have the discretion to determine the number of Kits for each flavor ordered, so long as the total number of Kits ordered for the Initial Order is at least 2,100Kg. Payment for the initial order shall be made contemporaneous with the execution of this Agreement by wire transfer or Letter of Credit to the designated US account of Bravo!

      Subsequent to the Initial Order, the minimum number of Kits that shall be ordered in the future by Oman National Dairy Products Co.Ltd. shall be 1,500Kg (the "Minimum Order Requirement"). This Minimum Order Requirement shall be met by Oman National Dairy Products Co.Ltd. for each calendar quarter during the term of this Agreement.

      The first quarter during which the Minimum Order Requirement applies shall commence with the calendar quarter starting January 2006.

      Oman National Dairy Products Co.Ltd. shall have the discretion to place one or more orders for Kits during each such calendar quarter and to determine the number of Kits for each flavor ordered, so long as the total number of Kits ordered for all flavors during each calendar quarter is at least equal to the Minimum Order Requirement. The Parties, by mutual agreement, may make adjustments to the Minimum Order Requirement, where and when appropriate, and may set different Minimum Order Requirements for different selling seasons, based upon a demonstrated history of significant fluctuation in seasonal sales.

      The Minimum Order Requirement, and any adjustment thereto, shall be in writing and executed by the Parties to this Agreement and shall be deemed incorporated by reference herein.

                                                             Schedule 3.6.2

                     Kit Ordering and Payment Procedures

1. Oman National Dairy Products Co.Ltd. shall forward a purchase order to the address to be designated in writing by Bravo!, who shall be responsible for the processing of such order.

2. Upon receipt of a copy of the purchase order, Bravo! shall issue promptly an invoice for the appropriate amount, payable in U.S. Dollars by Oman National Dairy Products Co.Ltd., and immediately forward such invoice to Oman National Dairy Products Co.Ltd.

3. Bravo! shall record Oman National Dairy Products Co.Ltd. purchase order in its books and forward such order to the appropriate Approved Supplier of Flavor Ingredients, with instructions to commence production of the Flavor Ingredients immediately. The Approved supplier shall be instructed not to ship the Flavor Ingredients without the prior authorization of Bravo!.

4. Upon Oman National Dairy Products Co.Ltd. receipt of the Bravo! Brands International invoice, Oman National Dairy Products Co.Ltd. shall cause to be issued an international Letter of Credit for the benefit of Bravo! Brands International, exercisable upon the presentation of evidence of the shipment of the Flavored Ingredients by the Approved Supplier to Oman National Dairy Products Co.Ltd.. The Letter of Credit shall be on terms and conditions satisfactory to and approved by Bravo! Brands International.

5. Bravo! shall authorize the shipment of the Flavored Ingredients to Oman National Dairy Products Co. Ltd. against irrevocable L/C.

6. The Production Rights granted by this Agreement attached to the Flavored Ingredients ordered by Oman National Dairy Products Co.Ltd. shall not become effective until such time as Bravo! authorizes the Approved Supplier to ship the Flavored Ingredients to Oman National Dairy Products Co.Ltd..

7. The parties anticipate that the time between the placement of an order with the Approved Supplier of Flavor Ingredients and the shipment of the Flavor Ingredients to Oman National Dairy Products Co.Ltd. by the Approved Supplier shall not exceed 30 days.

                                                             Schedule 3.9.2

                                   Pricing

Kit Cost Components:

      * Ingredients (excluding stabilizer, raw milk, Sugar, and Coloring etc...)

      *     Production Rights Fee

Kit Size:

      *     25 Kg

Kit Costs (USD):

      Chocolate                      USD$ [REDACTED]

      Other Flavors                  USD$ [REDACTED]


The listed prices are net of a US$00.00 per kit marketing fund allowance by Bravo! Oman National Dairy Has agreed to review and adjust prices in March 2006 in anticipation of International Milk Prices reductions.

                                                               Schedule 4.7

                      Agents, Assignees and Co-Packers

      Oman National Dairy Products Co.Ltd. may utilize non subsidiary or affiliated processors to process, market, distribute and sell the Branded Milk Products in the Territory only upon the written modification of this
Schedule 4.7 by the parties to this Agreement. Bravo! recognizes the potential need that Oman National Dairy Products Co.Ltd. may have to utilize a co-pack arrangement to satisfy its business goals with respect to this Agreement, and represents that its consent to such co-pack arrangements shall not be unreasonably withheld.